Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Corporation Announces Pricing of 6.375% Senior Notes due 2021

MECHANICSBURG, PENNSYLVANIA — May 13, 2013 — Select Medical Holdings Corporation (“Holdings”) (NYSE: SEM), today announced that Select Medical Corporation (“Select”) has priced its private placement of $600.0 million aggregate principal amount of its 6.375% senior notes due 2021. The offering is expected to close on May 28, 2013, subject to the satisfaction of customary closing conditions.

Select intends to use the net proceeds of the offering to pay a portion of the amounts outstanding on the $850.0 million term loan and the $275.0 million term loan under its senior secured credit facilities and to pay related fees and expenses.

The notes and related guarantees are being offered in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Contact:

Investor inquiries:

Joel T. Veit

Senior Vice President & Treasurer

717/972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation